Exhibit 99.2

NEWS RELEASE

Contact:	Barry Sievert Senior Director, Investor Relations (214) 303-3437

DEAN FOODS INCREASES GUIDANCE FOR CONTINUING OPERATIONS

Guidance for Continuing Operations Increased due to Strength in Dairy Group and WhiteWave Foods

Guidance also Updated to Reflect Upcoming Second Quarter Spin-off of TreeHouse Foods

     DALLAS, June 14, 2005 — In anticipation of the upcoming spin-off of its TreeHouse Foods subsidiary, Dean Foods Company (NYSE: DF) today announced updated guidance for the second quarter and full year 2005. The updated guidance reflects both the impact of the anticipated second quarter spin-off of TreeHouse Foods and an improved business outlook for the company’s Dairy Group and WhiteWave Foods operations.

     Entering the second quarter, the company had expected TreeHouse Foods’ businesses to contribute approximately $0.09 per diluted share to expected adjusted earnings (as defined below) of between $0.54 and $0.56 per diluted share in the second quarter. To reflect the upcoming spin-off, which is expected to be completed on or about June 27, 2005, Dean Foods has removed the $0.09 per share attributable to TreeHouse Foods’ businesses from its expectations for the second quarter. Additionally, due to strength in its Dairy Group and WhiteWave Foods operations in the second quarter, expectations for adjusted earnings from continuing operations for the quarter have been increased by $0.05 to a revised range of $0.50 to $0.52 per diluted share.

     Inclusive of the TreeHouse Foods businesses, Dean Foods had previously expected full year 2005 adjusted earnings of between $2.28 and $2.33 per diluted share. Imbedded in this estimate were expectations of $0.37 to $0.39 adjusted earnings per diluted share contribution from TreeHouse Foods’ businesses. To reflect the impact of the upcoming spin-off, Dean Foods has removed $0.37 per diluted share from its previously issued guidance for the year. In addition, as a result of the increase in expected earnings from continuing operations for the second quarter and an expectation of continued positive business trends, adjusted earnings expectations for the full year have been increased by $0.07 per share, resulting in revised expectations for adjusted earnings per diluted share of $1.98 to $2.03 for the full year. A reconciliation of previous and revised adjusted earnings expectations is provided in the table that follows.

(all items per Dean Foods share)	Second Quarter 2005	Full Year 2005

Previous Expectations:	$0.54 — $0.56	$2.28 — $2.33
TreeHouse Contribution to Previous Expectations:	$0.09	$0.37 — $0.39
Previous Expectations — Continuing Operations:	$0.45 — $0.47	$1.91 — $1.96
Increase in Expectations for Continuing Ops:	+$.05	+$.07
Revised Expectations:	$0.50 — $0.52	$1.98 — $2.03

     The businesses to be spun-off as part of TreeHouse Foods include the company’s Specialty Foods Group segment, the Mocha Mix and Second Nature businesses currently included in the company’s WhiteWave Foods segment and the foodservice salad dressings business currently conducted in both the WhiteWave Foods segment and the Dairy Group.

Historical Contribution

     Following the spin-off, Dean Foods will restate its past results to reclassify the historical contribution of the businesses included in TreeHouse Foods as discontinued operations. TreeHouse Foods’ contributions to Dean Foods’ previously reported quarterly earnings per diluted share for the following periods are summarized in the table below.

	GAAP	Adjusted
Q1 2005 (a)	$0.07	$0.08
Q4 2004	$0.06	$0.06
Q3 2004 (b)	$0.01	$0.05
Q2 2004	$0.08	$0.08
Q1 2004	$0.08	$0.08

Comparison of Adjusted Information to GAAP Information

     The historical adjusted earnings per diluted share contributions reported above differ from the GAAP contributions by excluding the following facility closing, reorganization and non-recurring charges:

a)	$3.5 million ($2.2 million net of tax) of transaction costs related to the spin-off of TreeHouse Foods and the closing of TreeHouse Foods’ Benton Harbor, MI facility, and

b)	$9.3 million ($6.1 million net of tax) related to the closing of TreeHouse Foods’ Benton Harbor, MI facility.

     The adjusted financial results contained in this press release are non- GAAP financial measures that eliminate the net expense or net gain related to the items identified above. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with facility closings and reorganizations or non-recurring items associated with the company’s operations, management does not consider facility closing or reorganization costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies.

ABOUT DEAN FOODS

Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The company’s WhiteWave Foods subsidiary is the nation’s leading organic foods company. WhiteWave Foods markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® dairy products and juices, International Delight® coffee creamers and LAND O’LAKES® creamers and cultured products. Dean Foods Company also owns the fourth largest dairy processor in Spain and the leading brand of organic dairy products in the United Kingdom.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.